                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

    Filed by the Registrant /X/
    Filed by a party other than the Registrant / /

    Check the appropriate box:
    / /  Preliminary Proxy Statement
    / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    / /  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / /  Soliciting Material Pursuant to 240.14a-11(c) or 240.14a-12

                          CENTURA SOFTWARE CORPORATION
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  No fee required.
/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
     and 0-11
     (1) Title of each class of securities to which transaction applies:
        ------------------------------------------------------------------------
     (2) Aggregate number of securities to which transaction applies:
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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
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/ /  Fee paid previously with preliminary materials.
/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
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
                                     [LOGO]

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                            TO BE HELD JUNE 24, 1997

                            ------------------------

TO THE SHAREHOLDERS OF CENTURA SOFTWARE CORPORATION:

    NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of Centura Software Corporation (the "Company") will be held on Tuesday, June 24, 1997, at 1:30 p.m., local time, at Hotel Sofitel in Redwood Shores, located at 223 Twin Dolphin Drive, Redwood Shores, California 94065 for the following purposes:

    1. To elect directors to serve for the ensuing year and until their successors are elected and qualified;

    2. To approve an amendment to the Company's 1995 Stock Option Plan to increase the number of shares of Common Stock reserved for issuance thereunder by 750,000 shares to an aggregate of 2,750,000 shares;

    3. To approve an amendment to the Company's 1992 Employee Stock Purchase Plan to increase the number of shares of Common Stock reserved for issuance thereunder by 150,000 shares to an aggregate of 550,000 shares;

    4. To ratify the appointment of Price Waterhouse LLP as the Company's independent public accountants for the fiscal year ending December 31, 1997; and

    5. To transact such other business as may properly come before the meeting or any postponement or adjournment(s) thereof.

    The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.

    Only shareholders of record at the close of business on April 29, 1997 are entitled to notice of and to vote at the meeting and any adjournment(s) thereof.

    All shareholders are cordially invited to attend the meeting in person. However, to assure your representation at the meeting, you are urged to mark, sign, date and return the enclosed proxy card as promptly as possible in the postage-prepaid envelope enclosed for that purpose. Any shareholder attending the meeting may vote in person even if such shareholder returned a proxy card.

                                          BY ORDER OF THE BOARD OF DIRECTORS

                                                  [SIGNATURE]

                                          CRAIG W. JOHNSON
                                          SECRETARY

Menlo Park, California
April 30, 1997

                                     [LOGO]

                            ------------------------

               PROXY STATEMENT FOR ANNUAL MEETING OF SHAREHOLDERS
                            TO BE HELD JUNE 24, 1997

                            ------------------------

                 INFORMATION CONCERNING SOLICITATION AND VOTING

GENERAL

    The enclosed Proxy is solicited on behalf of the Board of Directors of Centura Software Corporation (the "Company"), a California corporation, for use at the Annual Meeting of Shareholders to be held on Tuesday, June 24, 1997 at 1:30 p.m., local time, or at any postponement or adjournment(s) thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting of Shareholders. The Annual Meeting will be held at Hotel Sofitel in Redwood Shores, located at 223 Twin Dolphin Drive, Redwood Shores, California 94065. The telephone number at that location is (415) 598-9000.

    The Company's principal executive offices are located at 1060 Marsh Road, Menlo Park, California 94025. The Company's telephone number at that location is
(415) 321-9500.

    This Proxy contains information that was also included in the Company's Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 31, 1997.

SOLICITATION

    These proxy solicitation materials were mailed on or about May 5, 1997 to all shareholders entitled to vote at the meeting. The costs of soliciting these proxies will be borne by the Company. These costs will include the expenses of preparing and mailing proxy materials for the Annual Meeting and reimbursement paid to brokerage firms and others for their expenses incurred in forwarding solicitation material regarding the Annual Meeting to beneficial owners of the Company's Common Stock. The Company may conduct further solicitation personally, telephonically or by facsimile through its officers, directors and regular employees, none of whom will receive additional compensation for assisting with the solicitation.

REVOCABILITY OF PROXIES

    Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before its use by delivering to the Company (Attention:
Asa Drew, Inspector of Elections) a written notice of revocation or a duly executed proxy bearing a later date or by attending the meeting of shareholders and voting in person.

VOTING

    Every shareholder voting for the election of directors may cumulate such shareholder's votes and give one candidate a number of votes equal to the number of directors to be elected multiplied by the number of shares held by such shareholder, or distribute the shareholder's votes on the same principle among as many candidates as the shareholder thinks fit, provided that votes cannot be cast for more than four candidates. However, no shareholder shall be entitled to cumulate votes unless the candidate's name has been placed in nomination prior to the voting and the shareholder, or any other shareholder, has given notice at the meeting prior to the voting of the intention to cumulate the shareholder's votes. On all other matters, each share has one vote.

    Votes cast in person or by proxy at the Annual Meeting will be tabulated by the Inspector of Elections with the assistance of the Company's transfer agent. The Inspector of Elections will also determine whether or not a quorum is present. Except with respect to the election of directors where cumulative voting is invoked and except in certain other specific circumstances, the affirmative vote of a majority of shares REPRESENTED AND VOTING at a duly held meeting at which a quorum is present is required under California law for approval of proposals presented to shareholders. In general, California law also provides that a quorum consists of a majority of the shares ENTITLED TO VOTE, represented either in person or by proxy. The Inspector of Elections will treat abstentions as shares that are present and ENTITLED TO VOTE for purposes of determining the presence of a quorum but as not VOTING for purposes of determining the approval of any matter submitted to the shareholders for a vote. Any proxy which is returned using the form of proxy enclosed and which is not marked as to a particular item will be voted for the election of directors, for approval of the amendment to the Company's 1995 Stock Option Plan to increase the number of shares of Common Stock reserved for issuance thereunder by 750,000 shares to an aggregate of 2,750,000 shares, for approval of the amendment to the Company's 1992 Employee Stock Purchase Plan to increase the number of shares of Common Stock reserved for issuance thereunder by 150,000 shares to an aggregate of 550,000 shares, and for ratification of the appointment of the designated independent auditors and as the proxy holders deem advisable on other matters that may come before the meeting, as the case may be, with respect to the item not marked. If a broker indicates on the enclosed proxy or its substitute that it does not have discretionary authority as to certain shares to vote on a particular matter ("broker non-votes"), those shares will not be considered as VOTING with respect to that matter. While there is no definitive specific statutory or case law authority in California concerning the proper treatment of abstentions and broker non-votes, the Company believes that the tabulation procedures to be followed by the Inspector of Elections are consistent with the general statutory requirements in California concerning voting of shares and determination of a quorum.

RECORD DATE AND SHARE OWNERSHIP

    Only shareholders of record at the close of business on April 29, 1997 are entitled to notice of and to vote at the meeting. As of the record date, 15,290,495 shares of the Company's Common Stock, par value $0.01 per share, were issued and outstanding.

DEADLINE FOR RECEIPT OF SHAREHOLDER PROPOSALS

    Proposals of shareholders of the Company that are intended to be presented by such shareholders at the Company's 1998 Annual Meeting of Shareholders must be received by the Company no later than March 15, 1998 in order that they may be considered for inclusion in the proxy statement and form of proxy relating to that meeting.

                                 PROPOSAL NO. 1
                             ELECTION OF DIRECTORS

NOMINEES

    The Company's bylaws currently provide for five directors. At the Annual Meeting, the Board of Directors has nominated four directors to be elected to serve until the next Annual Meeting and until their successors are elected and qualified at the meeting. The Company's Board of Directors proposes to fill the remaining seat at such time as it has identified a qualified candidate. Unless otherwise instructed, the proxy holders will vote the proxies received by them for the Company's four nominees named below, all of whom are presently directors of the Company. In the event that any nominee of the Company is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for any nominee

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who shall be designated by the present Board of Directors to fill the vacancy.
In the event that additional persons are nominated for election as directors, the proxy holders intend to vote all proxies received by them in such a manner in accordance with cumulative voting as will assure the election of as many of the nominees listed below as possible, and, in such event, the specific nominees to be voted for will be determined by the proxy holders. Assuming a quorum is present, the four nominees for director receiving the greatest number of votes cast at the Annual Meeting will be elected. The term of office of each person elected as a director will continue until the next Annual Meeting of Shareholders or until his or her successor has been elected and qualified.

    The names of the nominees and certain other information about them as of April 29, 1997 are set forth below:

NAME OF NOMINEE                                      AGE                   PRINCIPAL OCCUPATION                 DIRECTOR
------------------------------------------------     ---     ------------------------------------------------  -----------
Samuel M. Inman.................................     46      President and Chief Executive Officer (Principal     1996
                                                               Executive Officer), Chairman of the Board of
                                                               Directors
D. Bruce Scott..................................     43      Co-founder of inquiry.com inc.                       1984
William O. Grabe................................     58      General Partner of General Atlantic Partners, an     1992
                                                               investment firm
Max D. Hopper...................................     62      Principal and Chief Executive Officer of Max D.      1995
                                                               Hopper Associates, Inc.; retired Senior Vice
                                                               President of AMR Corporation and retired
                                                               Chairman of The SABRE Group

    Except as set forth below, each of the nominees has been engaged in the principal occupation set forth next to his name above during the past five years. There is no family relationship between any director or executive officer of the Company.

    Mr. Inman has served as Chairman of the Board of Directors since September 1996, President and Chief Executive Officer (Principal Executive Officer) since December 1995, and President and Chief Operating Officer since April 1995. Prior to joining the Company, Mr. Inman served as President and Chief Operating Officer of Ingram Micro Inc., the largest microcomputer products distributor worldwide, where he was responsible for overseeing and managing Ingram's U.S. operations. Prior to joining Ingram, Mr. Inman, a 21-year veteran of IBM, served as President of IBM's Personal Computer Company for the Americas. He is a graduate of Purdue University, where he earned his B.S. degree in mathematics.

    Mr. Scott has served as a director since November 1984. In May 1995, Mr. Scott co-founded inquiry.com Inc., an Internet company. Effective April 30, 1995, Mr. Scott resigned as Senior Vice President of Database Products, in which position he had served since January 1994. From July 1993 to January 1994, Mr. Scott served as Senior Vice President, Research and Development, Database and Connectivity Products for the Company. Prior to assuming this position, Mr. Scott was Senior Vice President and General Manager of Database Server Products from July 1992 to June 1993, Senior Vice President, Research and Development from January 1989 to June 1992, and Vice President from December 1984 to January 1989. Prior to joining the Company, Mr. Scott served as Manager of Database Development at Victor Technologies, a computer manufacturer corporation, from 1982 to 1983. Mr. Scott served as Senior Member of Technical Staff at Oracle Corporation from 1977 to 1982.

    Mr. Grabe has served as a director since July 1992. He has been a General Partner of General Atlantic Partners, an investment firm, since April 1992. From February 1984 until March 1992, Mr. Grabe was a Vice President at IBM. Mr. Grabe is a director of Compuware Corporation, a computer systems software corporation. Mr. Grabe is also a director of Baan N.V., an enterprise solutions planning software company, CODA Plc, a financial accounting software company, Gartner Group, an information systems consulting company and Marcam Corporation, an enterprise resource planning software company. He is also a director of several other privately held companies in the computer software and services industry.

    Mr. Hopper has served as a director since April 1995. Mr. Hopper has been Principal and Chief Executive Officer of Max D. Hopper Associates, Inc., a consulting firm specializing in creating benefits from the strategic use of advanced information technologies, since January 1995. Prior to forming Max D. Hopper Associates, Inc., Mr. Hopper served at AMR Corporation, an air transportation company and provider of information services to the travel and transportation industry, as Senior Vice President from 1985 through January 1995, as well as Chairman of The SABRE Group from April 1993 through January 1995. Mr. Hopper served as Executive Vice President for Bank of America from 1982 through 1985. Mr. Hopper is also a director of the Gartner Group, Computer Language Research, Inc., Bolt Beranek & Newman, Inc., VTEL Corporation, Scopus Technology Corporation, USData Corporation, BBN Corporation and Worldtalk Communications Corporation.

BOARD OF DIRECTORS MEETINGS AND COMMITTEES

    The Board of Directors held a total of six meetings during the fiscal year ended December 31, 1996. The Board of Directors has an Audit Committee and a Compensation Committee. It does not have a nominating committee or a committee performing the functions of a nominating committee.

    The Audit Committee of the Board of Directors currently consists of directors Grabe and Hopper, and held one meeting during 1996. The Audit Committee recommends engagement of the Company's independent auditors, and is primarily responsible for approving the services performed by the Company's independent auditors and for reviewing and evaluating the Company's accounting principles and its system of internal accounting controls.

    The Compensation Committee of the Board of Directors currently consists of directors Grabe and Hopper, and held six meetings during 1996. The Compensation Committee establishes the compensation for the Company's executive officers, including the Company's Chief Executive Officer.

    No incumbent director, other than Bruce Scott, attended fewer than 75% of the aggregate number of meetings of the Board of Directors and meetings of the committees of the Board of Directors that he was eligible to attend.

COMPENSATION OF DIRECTORS

    Directors are reimbursed for out-of-pocket travel expenses associated with their attendance at Board meetings. Directors received no cash compensation for their services on the Board of Directors. Nonemployee directors of the Company are automatically granted options to purchase shares of the Company's Common Stock pursuant to the terms of the Company's 1996 Directors' Stock Option Plan (the "Directors' Option Plan") provided that such nonemployee director agrees to cancel all options granted to such director from the Company's 1995 Directors' Stock Option Plan, except that each affected director will retain certain options to purchase 20,000 shares of the Company's Common Stock granted to the director under the Company's 1986 Incentive Stock Option Plan. Under the Directors' Option Plan, each nonemployee director receives an option to purchase 50,000 shares of Common Stock on the date on which the later of the following events occur: the effective date of the Directors' Option Plan or the date on which such person first becomes a nonemployee director of the Company. Each option granted under the Directors' Option Plan becomes exercisable in installments of 1/48th of the shares subject to such option on each of the first forty-eight (48) monthly anniversaries of the date of grant of the option and each option granted under the 1986 Incentive Stock Option Plan becomes exercisable in installments of 25% of the shares subject to such option on each of the first, second, third and fourth anniversaries of the date of grant of the option. Options granted under the Directors' Option Plan and the 1986 Incentive Stock Option Plan have an exercise price equal to the fair market value of the Company's Common Stock on the date of grant, and a term of ten years.

REQUIRED VOTE

    The four nominees receiving the highest number of affirmative votes of shares of the Company's Common Stock present at the Annual Meeting in person or by proxy and entitled to vote shall be elected as directors.

    THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ELECTION OF EACH OF THE NOMINEES LISTED ABOVE.

                                 PROPOSAL NO. 2
            APPROVAL OF THE AMENDMENT TO THE 1995 STOCK OPTION PLAN

    At the Annual Meeting, shareholders are being asked to approve an amendment to the 1995 Stock Option Plan (the "1995 Option Plan") to increase the number of shares of Common Stock reserved for issuance thereunder by 750,000 shares to an aggregate of 2,750,000 shares.

GENERAL

    The Company's 1995 Option Plan was adopted by the Board of Directors in March 1995 to replace the 1986 Incentive Stock Option Plan which had 160,970 shares available for grant thereunder as of April 19, 1995 and which expired in accordance with its terms in July 1996. The Board of Directors initially reserved 1,000,000 shares of Common Stock for issuance under the 1995 Option Plan and obtained shareholder approval on September 24, 1996 to a proposed amendment to increase the number of shares reserved for issuance under the 1995 Option Plan by 1,000,000. On April 17, 1997, the Board of Directors approved a further amendment to increase the number of shares reserved for issuance under the 1995 Option Plan by 750,000 shares to a total of 2,750,000 shares, for which shareholder approval is being requested. The Board of Directors believes that, in order to attract qualified employees to the Company and to provide incentives to its current employees, it is necessary to grant options to purchase Common Stock to such employees pursuant to the 1995 Option Plan. Accordingly, shareholders are being asked to approve the proposed amendment to the 1995 Option Plan.

    The 1995 Option Plan provides for the granting to employees of incentive stock options within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), and for the granting of nonstatutory stock options to employees and consultants. See "United States Federal Income Tax Information" below for information concerning the tax treatment of both incentive stock options and nonstatutory stock options.

    As of March 31, 1997, no shares had been issued upon exercise of options granted under the 1995 Option Plan, options to purchase 1,318,999 shares were outstanding and 681,001 shares remained available for future grant (not including the additional 500,000 shares reserved by the Board of Directors, for which shareholder approval is being requested). As of March 31, 1997, the fair market value of all shares of Common Stock subject to outstanding options was $5,275,996 based on the closing sale price of $4.00 for the Company's Common Stock as reported on the National Association of Securities Dealers, Inc. Automated Quotation ("NASDAQ") National Market System on such date.

    As of March 31, 1997, (i) options to purchase 697,999 shares of Common Stock were outstanding under the 1995 Option Plan and held by all current executive officers as a group (8 persons), (ii) no options were outstanding and held by current directors who are not executive officers (3 persons) and (iii) options to purchase 621,000 shares of Common Stock were outstanding and held by all employees, including current officers who are not executive officers, as a group (262 persons as of March 31, 1997). For information with respect to options to purchase Common Stock of the Company granted in 1996 under the 1995 Option Plan and under the Company's 1986 Incentive Stock Option Plan to the Company's Chief Executive Officer and the four most highly compensated executive officers of the Company whose annual salary and bonus exceeded $100,000 for 1996, and to additional executive officers with respect to option repricings, see "Compensation of Executive Officers--Stock Option Grants in 1995" and "Report of the Compensation Committee."

    The 1995 Option Plan is not a qualified deferred compensation plan under
Section 401(a) of the Code, and is not subject to the provisions of the Employee Retirement Income Security Act of 1974, as amended.

AMENDMENT TO INCREASE NUMBER OF RESERVED SHARES

    The Board of Directors believes that in order to attract and retain highly qualified employees and consultants and to provide such employees and consultants with adequate incentive through their proprietary interest in the Company, it is necessary to amend the 1995 Option Plan to reserve an additional 500,000 shares of Common Stock for issuance thereunder. At the Annual Meeting of Shareholders, the shareholders are being asked to approve the above amendment to the 1995 Option Plan.

PURPOSE

    The purposes of the 1995 Option Plan are to attract and retain the best available personnel for the Company, to give employees, officers, directors and consultants of the Company or its subsidiary a greater personal stake in the success of the business, and to provide such persons with added incentive to continue and advance in their employment or services to the Company.

ADMINISTRATION

    The 1995 Option Plan may be administered by the Board of Directors or a committee designated by the Board (the "Administrator"). The 1995 Option Plan is currently being administered by the Board of Directors and the Compensation Committee of the Board. The Compensation Committee has the exclusive authority to grant stock options and otherwise administer the 1995 Option Plan with respect to the Company's directors and officers eligible to participate in the 1995 Option Plan. Members of the Board of Directors receive no additional compensation for their services in connection with the administration of the 1995 Option Plan. All questions of interpretation of the 1995 Option Plan are determined by the Administrator and decisions of the Administrator are final and binding upon all participants.

ELIGIBILITY

    The 1995 Option Plan provides that options may be granted to employees (including officers and directors who are also employees) and consultants of the Company. Incentive stock options may be granted only to employees. The Administrator selects the optionees and determines the number of shares and the exercise price to be associated with each option (except in the case of an optionee-employee who is also a director or an executive officer, in which case the Compensation Committee alone determines the number of shares and the exercise price to be associated with each option). In making such determination, there are taken into account the duties and responsibilities of the optionee, the value of the optionee's services, the optionee's present and potential contribution to the success of the Company, and other relevant factors. As of March 31, 1997 there are approximately 255 employees eligible to participate in the 1995 Option Plan.

    The 1995 Option Plan provides that the maximum number of shares of Common Stock which may be granted under options to any one employee during any fiscal year shall be 250,000, subject to adjustment as provided in the 1995 Option Plan. There is also a limit on the aggregate market value of shares subject to all incentive stock options that may be granted to an optionee during any calendar year.

TERMS OF OPTIONS

    The terms of options granted under the 1995 Option Plan are determined by the Administrator. Each option is evidenced by a stock option agreement between the Company and the optionee and is subject to the following additional terms and conditions:

    (a) EXERCISE OF THE OPTION. The optionee must earn the right to exercise the option by continuing to work for the Company. The Administrator determines when options are exercisable. An option is exercised by giving written notice of exercise to the Company specifying the number of full shares of Common Stock to be purchased, and by tendering payment of the purchase price to the Company. The method of payment of the exercise price of the shares purchased upon exercise of an option is determined by the Administrator.

    (b) EXERCISE PRICE. The exercise price of options granted under the 1995 Option Plan is determined by the Administrator, and must be at least equal to the fair market value of the shares on the date of the first grant, in the case of incentive stock options, and 85% of the fair market value of the shares on the date of the grant, in the case of nonstatutory stock options, as determined by the Administrator, based upon the closing price on the NASDAQ National Market on the date of grant. Incentive stock options granted to shareholders owning more than 10% of the Company's outstanding stock are subject to the additional restriction that the exercise price on such options must be at least 110% of the fair market value on the date of the grant. Nonstatutory stock options granted to a covered employee under Section 162(m) of the Code are subject to the additional restriction that the exercise price on such options must be at least 100% of the fair market value on the date of grant.

    (c) TERMINATION OF EMPLOYMENT. If the optionee's employment or consulting relationship with the Company is terminated for any reason other than death or total and permanent disability, options under the 1995 Option Plan may be exercised not later than ninety days after the date of such termination to the extent the option was exercisable on the date of such termination. In no event may an option be exercised by any person after the expiration of its term.

    (d) DISABILITY. If an optionee is unable to continue his or her employment or consulting relationship with the Company as a result of his total and permanent disability, options may be exercised within six months (or such other period of time not exceeding twelve months as is determined by the Administrator) after the date of termination and may be exercised only to the extent the option was exercisable on the date of termination, but in no event may the option be exercised after its termination date.

    (e) DEATH. If an optionee should die while employed or retained by the Company, and such optionee has been continuously employed or retained by the Company since the date of grant of the option, the option may be exercised within six months after the date of death (or such other period of time, not exceeding six months, as is determined by the Administrator) by the optionee's estate or by a person who acquired the right to exercise the option by bequest or inheritance to the extent the optionee would have been entitled to exercise the option had the optionee continued living and remained employed or retained by the Company for three months after the date of death, but in no event may the option be exercised after its termination date.

    If an optionee should die within one month (or such other period of time not exceeding three months as is determined by the Administrator) after the optionee has ceased to be continuously employed or retained by the Company, the option may be exercised within three months after the date of death by the optionee's estate or by a person who acquired the right to exercise the option by bequest or inheritance to the extent that the optionee was entitled to exercise the option at the date of termination, but in no event may the option be exercised after its termination date.

    (f) TERMINATION OF OPTIONS: Incentive stock options granted under the 1995 Option Plan expire ten years from the date of grant unless a shorter period is provided in the option agreement. Incentive stock options and nonstatutory stock options granted to shareholders owning more than 10% of the Company's outstanding stock may not have a term of more than five years and five years and one day, respectively.

    (g) NONTRANSFERABILITY OF OPTIONS: Options are nontransferable by the optionee, other than by will or the laws of descent and distribution, and are exercisable only by the optionee during his or her lifetime or, in the event of death, by a person who acquires the right to exercise the option by bequest or inheritance or by reason of the death of the optionee.

    (h) ACCELERATION OF OPTION: In the event of a merger of the Company with or into another corporation or sale of substantially all of the Company's assets, the Administrator shall either accomplish a substitution or assumption of options or give written notice of the acceleration of the optionee's right to exercise his or her outstanding options in full at any time within thirty days of such notice. The Administrator may, in its discretion, make provisions for the acceleration of the optionee's right to exercise his or her outstanding options in full.

    Effective July 14, 1995, the Board adopted a resolution amending the Option Plan such that each employee stock option issued under the Option Plan is to accelerate by 50% of the unvested portion of such option upon an acquisition of the Company in which the employee-optionee is not offered a comparable position with the successor company.

    (i) OTHER PROVISIONS. The option agreement may contain such other terms, provisions and conditions not inconsistent with the 1995 Option Plan as may be determined by the Administrator.

ADJUSTMENT UPON CHANGES IN CAPITALIZATION

    In the event any change is made in the Company's capitalization, such as a stock split or dividend, that results in an increase or decrease in the number of outstanding shares of Common Stock without receipt of consideration by the Company, appropriate adjustment shall be made in the option price, the number of shares subject to each option, the annual limitation of grants to employees, as well as the number of shares available for issuance under the 1995 Option Plan. In the event of the proposed dissolution or liquidation of the Company, all outstanding options automatically terminate unless otherwise provided by the Administrator.

AMENDMENT AND TERMINATION

    The Board of Directors may amend the 1995 Option Plan at any time or from time to time or may terminate it without approval of the shareholders; provided, however, that shareholder approval is required for any amendment to the 1995 Option Plan that: (i) increases the number of shares that may be issued under the 1995 Option Plan, (ii) modifies the standards of eligibility, (iii) modifies the limitation on grants to employees described in the 1995 Option Plan or results in other changes which would require shareholder approval to qualify options granted under the 1995 Option Plan as performance-based compensation under Section 162(m) of the Code, or (iv) so long as the Company has a class of equity securities registered under Section 12 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), materially increases the benefits to participants that may accrue under the 1995 Option Plan. However, no action by the Board of Directors or shareholders may alter or impair any option previously granted under the 1995 Option Plan. The 1995 Option Plan shall terminate in March 2005, provided that any options then outstanding under the 1995 Option Plan shall remain outstanding until they expire by their terms.

UNITED STATES FEDERAL INCOME TAX INFORMATION

    The following is a brief summary of the U.S. federal income tax consequences of transactions under the 1995 Option Plan based on federal income tax laws in effect on the date of this Proxy Statement. This summary is not intended to be exhaustive and does not address all matters which may be relevant to a particular optionee based on his or her specific circumstances. The summary addresses only current U.S. federal income tax law and expressly does not discuss the income tax laws of any state, municipality, non-U.S. taxing jurisdiction or gift, estate or other tax laws other than federal income tax law. The Company advises all optionees to consult their own tax advisor concerning tax implication of option grants and exercises and the disposition of stock acquired upon such exercises, under the 1995 Stock Option Plan.

    Options granted under the 1995 Option Plan may be either incentive stock options, which are intended to qualify for the special tax treatment provided by
Section 422 of the Code, or nonstatutory stock options, which will not so qualify. If an option granted under the 1995 Option Plan is an incentive stock option, the optionee will recognize no income upon grant of the incentive stock option and will incur no tax liability due to the exercise except to the extent that such exercise causes the optionee to incur alternative minimum tax. (See discussion below). The Company will not be allowed a deduction for federal income tax purposes as a result of the exercise of an incentive stock option regardless of the applicability of the alternative minimum tax. Upon the sale or exchange of the shares more than two years after grant of the option and one year after exercise of the option by the optionee, any gain will be treated as a long-term capital gain. If both of these holding periods are not satisfied, the optionee will recognize ordinary income equal to the difference between the exercise price and the lower of the fair market value of the Common Stock at the date of the option exercise or the sale price of the Common Stock. The Company will be entitled to a deduction in the same amount as the ordinary income recognized by the optionee. Any gain or loss recognized on a disposition of the shares prior to completion of both of the above holding periods in excess of the amount treated as ordinary income will be characterized as long-term capital gain if the sale occurs more than one year after exercise of the option or as short-term capital gain if the sale is made earlier. For individual taxpayers, the current U.S. federal income tax rate on long-term capital gains is capped at 28%, whereas the maximum rate on other income is 39.6%. Capital losses for individual taxpayers are allowed in full against capital gains plus $3,000 of other income.

    All other options which do not qualify as incentive stock options are referred to as nonstatutory stock options. An optionee will not recognize any taxable income at the time he or she is granted a nonstatutory option. However, upon its exercise, the optionee will recognize ordinary income for tax purposes measured by the excess of the fair market value of the shares over the exercise price. The income recognized by an optionee who is also an employee of the Company will be subject to income and employment tax withholding by the Company by payment in cash by the optionee or out of the optionee's current earnings. The Company will be entitled to a deduction in the same amount as the ordinary income recognized by the optionee. Upon the sale of such shares by the optionee, any difference between the sale price and the fair market value of the shares as of the date of exercise of the option will be treated as capital gain or loss, and will qualify for long-term capital gain or loss treatment if the shares have been held for more than one year.

ALTERNATIVE MINIMUM TAX

    The exercise of an incentive stock option may subject the optionee to the alternative minimum tax under Section 55 of the Code. The alternative minimum tax is calculated by applying a tax rate of 26% to alternative minimum taxable income of joint filers up to $175,000 ($87,500 for married taxpayers filing separately) and 28% to alternative minimum taxable income above that amount. Alternative minimum taxable income is equal to (i) taxable income adjusted for certain items, plus (ii) items of tax preference less (iii) an exemption amount of $45,000 for joint returns, $33,750 for unmarried individual returns and $22,500 in the case of married taxpayers filing separately (which exemption amounts are phased out for upper income taxpayers). Alternative minimum tax will be due if the tax determined under the foregoing formula exceeds the regular tax of the taxpayer for the year.

    In computing alternative minimum taxable income, shares purchased upon exercise of an incentive stock option are treated as if they had been acquired by the optionee pursuant to exercise of a nonstatutory stock option. As a result, the optionee recognizes alternative minimum taxable income equal to the excess of the fair market value of the Common Stock on the date of exercise over the option exercise price. Because the alternative minimum tax calculation may be complex, the Company advises all optionees to consult their own tax advisors prior to exercising incentive stock options.

    If an optionee pays alternative minimum tax, the amount of such tax may be carried forward as a credit against any subsequent year's regular tax in excess of the alternative minimum tax for such year.

REQUIRED VOTE

    The affirmative vote of the holders of a majority of the shares of the Company's Common Stock present at the Annual Meeting in person or by proxy and entitled to vote is required to approve the amendment to the 1995 Option Plan and the reservation of an additional 750,000 shares of Common Stock for issuance thereunder.

    THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE APPROVAL OF THE AMENDMENT TO THE 1995 OPTION PLAN AND THE RESERVATION OF AN ADDITIONAL 750,000 SHARES OF COMMON STOCK FOR ISSUANCE THEREUNDER.

                                 PROPOSAL NO. 3
                           APPROVAL OF THE AMENDMENT
                    TO THE 1992 EMPLOYEE STOCK PURCHASE PLAN

    At the Annual Meeting, shareholders are being asked to approve an amendment to the 1992 Employee Stock Purchase Plan (the "Purchase Plan") to increase the number of shares of Common Stock reserved for issuance thereunder by 150,000 shares to an aggregate of 550,000 shares. The Purchase Plan provides for employee purchases of the Company's Common Stock through accumulated payroll deductions. Employees make such purchases by participation in regular offering periods from which they may withdraw at any time. The amendment will provide sufficient additional stock to continue the Company's policy of equity ownership by employees as an incentive for employees to exert maximum efforts for the success of the Company.

GENERAL

    The Purchase Plan was adopted by the Board of Directors in October 1992 and was approved by the shareholders in January 1993. A total of 300,000 shares of Common Stock were initially reserved for issuance thereunder and an amendment to increase the number of shares reserved for issuance under the Purchase Plan by 100,000 shares, subsequently adopted by the Board of Directors, was approved by the shareholders on September 24, 1996. The Purchase Plan, and the right of participants to make purchases thereunder, is intended to qualify under the provisions of Section 423 of the Code. The Purchase Plan is not a qualified deferred compensation plan under Section 401(a) of the Code, and is not subject to the provisions of ERISA.

    As of March 31, 1997, a total of 330,516 shares had been issued to the Company's employees under the Purchase Plan and 69,484 shares remain available for future issuance. The average per share issuance price for shares purchased by employees under the Purchase Plan to date was approximately $6.8043 and the total net value realized by employees as a group from the purchase of such shares was $2,248,930. As of March 31, 1997, approximately 270 employees were eligible to participate in the Purchase Plan, of which 60 were participating.

AMENDMENT TO INCREASE NUMBER OF RESERVED SHARES

    The Board of Directors believes that in order to attract and retain highly qualified employees and consultants and to provide such employees and consultants with adequate incentive through their proprietary interest in the Company, it is necessary to amend the Purchase Plan to reserve an additional 150,000 shares of Common Stock for issuance thereunder. At the Annual Meeting of Shareholders, the shareholders are being asked to approve the above amendment to the Purchase Plan.

PURPOSE

    The purpose of the Purchase Plan is to provide employees of the Company (and any of its subsidiaries designated by the Board of Directors) who participate in the Purchase Plan with an opportunity to purchase Common Stock of the Company through payroll deductions.

ADMINISTRATION

    The Purchase Plan may be administered by the Board of Directors or a committee appointed by the Board of Directors. The Purchase Plan is currently being administered by a committee appointed by the Board. All questions of interpretation of the Purchase Plan are determined by the Board of Directors or its committee, and its decisions are final and binding upon all participants. Members of the Board of Directors or its committee who are eligible employees are permitted to participate in the Purchase Plan, provided that any such eligible member may not vote on any matter affecting the administration of the

Purchase Plan or the grant of any option pursuant to it, or serve on a committee appointed to administer the Purchase Plan. No charges for administrative or other costs may be made against the payroll deductions of a participant in the Purchase Plan. Members of the Board of Directors receive no additional compensation for their services in connection with the administration of the Purchase Plan.

ELIGIBILITY

    Any person who is customarily employed by the Company (or any of its designated subsidiaries) for at least 20 hours per week and more than five months in any calendar year is eligible to participate in the Purchase Plan after being employed by the Company for at least three months, provided that the employee was not eligible to participate during the offering period on any prior offering date and subject to certain limitations imposed by Section 423(b) of the Code and limitations on stock ownership as set forth in the Purchase Plan. See "Purchase of Stock; Exercise of Option."

OFFERING DATES

    In general, the Purchase Plan is implemented by a series of six-month offering periods commencing on or about February 1 and August 1 of each year. The Board of Directors has the power to change the duration and/or frequency of the offering periods with respect to future offerings without shareholder approval if such change is announced at least fifteen (15) days prior to the scheduled beginning of the first offering period to be affected.

PARTICIPATION IN THE PLAN

    Eligible employees may participate in the Plan by completing a subscription agreement on the form provided by the Company and filing it with the Company prior to the applicable offering date, unless a later time for filing the subscription agreement is set by the Board for all eligible employees with respect to a given offering. The subscription agreement currently authorizes payroll deductions of up to ten percent of the participant's eligible compensation on the date of the purchase.

PURCHASE PRICE

    The purchase price per share at which shares are sold under the Purchase Plan is 85 percent of the lower of the fair market value of the Common Stock on the offering date or on the applicable exercise date. The fair market value shall be the closing price of the Common Stock on the NASDAQ National Market as of such date or, if such price is not reported, the mean of the bid and asked prices per share reported by NASDAQ, or if listed on a stock exchange, the closing price on such exchange as reported in THE WALL STREET JOURNAL.

PAYMENT OF PURCHASE PRICE; PAYROLL DEDUCTIONS

    The purchase price of the shares is accumulated by payroll deductions during the six-month offering period. The deductions may be up to ten percent of a participant's eligible compensation received on each payday during the offering period. Eligible compensation is defined in the Purchase Plan to include the regular straight time gross earnings excluding payments for overtime, shift premium, incentive compensation, bonuses and commissions. A participant may discontinue his or her participation in the Purchase Plan at any time during the offering period prior to an exercise date, and may decrease or increase the rate of his or her payroll deductions once during the offering period by completing and filing a new subscription agreement. Payroll deductions shall commence on the first payroll following the offering date and shall continue until his or her participation is terminated as provided in the Purchase Plan. No interest accrues on the payroll deductions of a participant in the Purchase Plan.

PURCHASE OF STOCK; EXERCISE OF OPTION

    By executing a subscription agreement to participate in the Purchase Plan, the participant is entitled to have shares placed under option. The maximum number of shares placed under option to a participant in an offering period is the number determined by dividing $12,500 by the fair market value of one share of the Company's Common Stock on the offering date. Within this limit, the number of shares purchased by a participant will be determined by dividing the amount of the participant's total payroll deductions accumulated during each exercise period by the lower of (i) 85% of the fair market value of the Common Stock on the offering date, or (ii) 85% of the fair market value of the Common Stock on the applicable exercise date. See "Payment of Purchase Price; Payroll Deductions" for additional limitations on payroll deductions. Unless the participant's participation is discontinued, each participant's option for the purchase of shares will be exercised automatically at the end of each offering period at the applicable price. See "Withdrawal." Notwithstanding the foregoing, no participant shall be permitted to subscribe for shares under the Purchase Plan if immediately after the grant of the option he or she would own 5% or more of the voting power or value of all classes of stock of the Company or of any of its subsidiaries (including stock which may be purchased under the Purchase Plan or pursuant to any other options), nor shall any participant be granted an option which would permit the participant to buy pursuant to all employee stock purchase plans of the Company more than $25,000 worth of stock (determined at the fair market value of the shares at the time the option is granted) in any calendar year. Furthermore, if the number of shares which would otherwise be placed under option at the beginning of an offering period exceeds the number of shares then available under the Purchase Plan, a pro rata allocation of the available shares shall be made in as equitable a manner as is practicable.

WITHDRAWAL

    While each participant in the Purchase Plan is required to sign a subscription agreement authorizing payroll deductions, the participant's interest may be increased or decreased once during any given offering period by completing and filing a new subscription agreement with the Company. In addition, a participant's interest may be terminated in whole, but not in part, by delivering written notice of such withdrawal to the Company. Such withdrawal may be elected at any time prior to the end of the applicable three-month period prior to an exercise date under the Purchase Plan. Any withdrawal by the participant of accumulated payroll deductions for a given offering period automatically terminates the participant's interest in that offering period.

    A participant's withdrawal from an offering period does not have an effect upon such participant's eligibility to participate in subsequent offering periods under the Purchase Plan; however, the participant may not re-enroll in the same offering period after withdrawal.

TERMINATION OF EMPLOYMENT

    Upon termination of the participant's continuous status as an employee prior to the exercise date of an offering period for any reason, including retirement or death, the contributions credited to his or her account will be returned to him or her, without interest, or, in the case of his or her death, to the person or persons entitled thereto, and his or her option will be automatically terminated.

    In the event an employee fails to remain in continuous status as an employee of the Company for at least twenty (20) hours per week during the offering period in which the employee is a participant, he or she will be deemed to have elected to withdraw from the Purchase Plan and the contributions credited to his or her account will be returned to him or her, without interest, and his or her option terminated.

ADJUSTMENT UPON CHANGES IN CAPITALIZATION

    In the event any change, such as a stock split or stock dividend, is made in the Company's capitalization which results in an increase or decrease in the number of outstanding shares of Common

Stock without receipt of consideration by the Company, appropriate adjustments will be made in the shares subject to purchase and in the purchase price per share, as well as in the number of shares available for issuance under the Purchase Plan. In the event of the proposed dissolution or liquidation of the Company, the offering period will terminate immediately prior to the consummation of such proposed action, unless otherwise provided by the Board of Directors or its committee.

NONTRANSFERABILITY

    No rights or accumulated payroll deductions of a participant under the Purchase Plan may be pledged, assigned or transferred for any reason and any such attempt may be treated by the Company as an election to withdraw from the Purchase Plan.

REPORTS

    Individual accounts will be maintained for each participant in the Purchase Plan. Each participant shall receive promptly after each exercise date a report of such participant's account setting forth the total amount of the participant's contributions, the per share purchase price and the number of shares purchased and the remaining cash balance, if any, to be returned or carried over to the next offering period.

AMENDMENT AND TERMINATION OF THE PLAN

    The Board of Directors may at any time amend or terminate the Purchase Plan, except that such termination shall not affect options previously granted nor may any amendment make any change in any option granted prior thereto which adversely affects the rights of any participant. No amendment may be made to the Purchase Plan without prior shareholder approval with respect to any change for which shareholder approval is required to comply with the rules regarding "discretionary plans" under Section 16 of the Exchange Act and Rule 16b-3 or under Section 423 of the Code (or any successor provisions thereto).

FEDERAL INCOME TAX ASPECTS OF THE PURCHASE PLAN

    The following is a brief summary of the U.S. federal income tax consequences of transactions under the 1992 Employee Stock Purchase Plan based on federal income tax laws in effect on the date of this Proxy Statement. This summary is not intended to be exhaustive and does not address all matters which may be relevant to a particular participant based on his or her specific circumstances. The summary addresses only current U.S. federal income tax law and expressly does not discuss the income tax laws of any state, municipality, non-U.S. taxing jurisdiction or gift, estate or other tax laws other than federal income tax laws. The Company advises all participants to consult their own tax advisor concerning tax implication of purchases and the disposition of stock acquired pursuant to the 1992 Employee Stock Purchase Plan.

    The Purchase Plan, and the right of participants to make purchases thereunder, is intended to qualify for the federal income tax treatment provided to employee stock purchase plans and their participants under the provisions of Sections 421 and 423 of the Code. Under these provisions, no income will be taxable to a participant until the shares purchased under the Purchase Plan are sold or otherwise disposed of. Upon sale or other disposition of the shares, the participant will generally be subject to tax in an amount which depends upon the holding period of the shares. If the shares are sold or otherwise disposed of more than two years from the first day of the offering period and one year from the date the shares are purchased, the participant will recognize ordinary income measured as the lesser of (a) the excess of the fair market value of the shares at the time of such sale or disposition over the purchase price, or (b) an amount equal to 15 percent of the fair market value of the shares as of the first day of the offering period. Any additional gain will be treated as long-term capital gain. If the shares are sold or otherwise disposed of before the expiration of either of these holding periods, the participant will recognize ordinary income generally measured as the excess of the fair market value of the shares on the date the shares are purchased over the purchase price. Any additional gain or loss on such sale or disposition will be long-term or short-term capital gain or loss, depending on whether or not the disposition occurs more than one year after the date the shares are purchased. The Company is not entitled to a deduction for amounts taxed as ordinary income or capital gain to a participant except to the extent of ordinary income recognized by a participant upon a sale or disposition of shares prior to the expiration of the holding periods described above. Capital losses are allowed in full against capital gains plus $3,000 of other income.

    The ordinary income reported under the rules described above, added to the actual purchase price of the shares, determines the tax basis of the shares for the purpose of determining capital gain or loss on a sale or exchange of the shares.

REQUIRED VOTE

    The affirmative vote of the holders of a majority of the shares of the Company's Common Stock present at the Annual Meeting in person or by proxy and entitled to vote is required to approve the amendment to the 1992 Purchase Plan and the reservation of an additional 150,000 shares of Common Stock for issuance thereunder.

    THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE APPROVAL OF THE AMENDMENT TO THE 1992 PURCHASE PLAN AND THE RESERVATION OF AN ADDITIONAL 150,000 SHARES OF COMMON STOCK FOR ISSUANCE THEREUNDER.

                                 PROPOSAL NO. 4
              RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

    The Board of Directors has appointed the firm of Price Waterhouse LLP, independent public accountants, to audit the financial statements of the Company for the fiscal year ending December 31, 1997, and recommends that the shareholders vote for ratification of this appointment. In the event the shareholders do not ratify such appointment, the Board of Directors will reconsider its selection. Price Waterhouse LLP has also audited the Company's financial statements for the fiscal years ending December 31, 1993, 1994, 1995 and 1996. Representatives of Price Waterhouse LLP are expected to be present at the meeting with the opportunity to make a statement if they desire to do so, and are expected to be available to respond to appropriate questions.

    On October 4, 1995, Arthur Andersen LLP resigned as independent accountants to audit the financial statements of the Company for the 1995 fiscal year. Subsequent to such resignation, the Company received a letter dated January 2, 1996 from Arthur Andersen advising the Company that it had withdrawn its reports issued with respect to its audits of the Company's December 31, 1993 and 1994 financial statements. Disagreement between the Company and Arthur Andersen regarding restatement of the Company's financial results for its quarter ended March 31, 1994 and the timing of revenue recognition for certain transactions reported in that quarter are described in detail in the Company's report on Form 8-K filed with the Securities and Exchange Commission (the "Commission") on October 11, 1995, as amended by Form 8-K/A (Amendment No. 1) filed with the Commission on October 26, 1995 (the "Form 8-K/A").

    During the two most recent fiscal years and subsequent interim periods prior to October 4, 1995, there were no disagreements with Arthur Andersen LLP on any matter of accounting principles or practices, financial statement disclosure, auditing scope or procedure, or any reportable events, except the Company's disagreement with Arthur Andersen regarding the Company's restatement of its financial results for the quarter ended March 31, 1994, as described in the Form 8K/A. The reports of Arthur Andersen LLP on the financial statements of the Registrant for the years ended December 31, 1993 and December 31,

1994 contained no adverse opinion or other disclaimer of opinion and was not qualified or modified as to uncertainty, audit scope or accounting principles.

    Effective January 2, 1996, the Board of Directors of the Company engaged the accounting firm of Price Waterhouse LLP ("Price Waterhouse") as independent accountants to audit the Company's financial statements for the fiscal years ended December 31, 1993, December 31, 1994, and December 31, 1995. The Company's audit committee of its Board of Directors approved these actions.

    The Company has not consulted with the independent accounting and audit group at Price Waterhouse LLP responsible for performing future independent accounting work during the preceding two years or subsequent interim periods through September 31, 1995 on (i) either the application of accounting principles or type of opinion Price Waterhouse might issue on the Company's financial statements or (ii) the Company's disagreement with Arthur Andersen regarding the Company's restatement of its financial results for its quarter ended March 31, 1994 as described in the Form 8-K/A. Through its outside litigation counsel the Company previously engaged the Dispute Analysis and Corporate Recovery Consulting Unit of Price Waterhouse as litigation consultants to provide expert witness testimony in connection with the securities class action litigation filed against the Company and various of its officers and directors in May 1994, as described in the Company's report on the Form 8-K filed with the Commission on January 11, 1996.

    The Company requested that Arthur Andersen furnish a letter addressed to the SEC stating whether Arthur Andersen LLP agrees with the above statements.

REQUIRED VOTE

    The ratification of the appointment of Price Waterhouse LLP as the Company's independent public accountants requires the affirmative vote of the holders of a majority of the shares of the Company's Common Stock present at the Annual Meeting in person or by proxy and entitled to vote.

    THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE APPROVAL OF PRICE WATERHOUSE LLP AS THE COMPANY'S INDEPENDENT PUBLIC ACCOUNTANTS FOR THE YEAR ENDING DECEMBER 31, 1997.

       COMMON STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

    The following table sets forth the beneficial ownership of the Company's Common Stock as of March 31, 1997 as to (i) each person who is known by the Company to beneficially own more than five percent of the Company's Common Stock, (ii) each of the Company's directors, (iii) each of the executive officers named in the Summary Compensation Table beginning on page 20 and (iv) all directors and executive officers as a group. The number of shares of the Company common stock outstanding as of March 31, 1997 was 15,238,244.

                                                                          SHARES BENEFICIALLY
                     5% SHAREHOLDERS, DIRECTORS,                               OWNED(1)
                      NAMED EXECUTIVE OFFICERS,                         -----------------------
                 AND DIRECTORS AND EXECUTIVE OFFICERS                               PERCENT OF
                              AS A GROUP                                NUMBER(2)      TOTAL
----------------------------------------------------------------------  ----------  -----------
Umang P. Gupta........................................................   1,614,358       10.59
Novell, Inc. (3)......................................................   1,057,500        6.94
  2180 Fortune Drive
  San Jose, CA 95131
D. Bruce Scott (4)....................................................     624,344        4.09
William O. Grabe (5)..................................................      43,667       *
Max D. Hopper.........................................................      16,667       *
Anthony Sun...........................................................      78,412       *
Samuel M. Inman III (6)...............................................     225,000        1.46
Richard A. Gelhaus....................................................      44,500       *
Earl M. Stahl.........................................................     106,772       *
Michael K. Keddington.................................................      46,004       *
Helmut G. Wilke.......................................................      96,211       *
All directors and executive officers as group (12 persons)
  (4)(5)(6)(7)........................................................   1,405,469        8.83

------------------------

*   Less than one percent.

(1) Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock subject to options or warrants held by that person that are exercisable on or before May 30, 1997, are deemed outstanding. Such shares, however, are not deemed outstanding for purposes of computing the ownership of each other person. Except as indicated in the footnotes to this table and pursuant to applicable community property laws, the shareholder named in the table has sole voting and investment power with respect to the shares set forth opposite such shareholder's name.

(2) Includes with respect to each named person the following shares subject to stock options exercisable within 60 days of March 31, 1997: Mr. Scott-16,667; Mr. Grabe-41,667; Mr. Hopper-16,667; Mr. Sun-36,667; Mr.
    Inman-210,000; Mr. Gelhaus-42,500; Mr. Stahl-101,772; Mr. Keddington-40,208;
    and Mr. Wilke-73,125.

(3) Novell, Inc. and the Company were parties to a marketing agreement to promote the sale of the Company's products through Novell's authorized resellers that expired in 1996. See "Certain Relationships and Related Transactions."

(4) Includes 6,000 shares held for the benefit of Mr. Scott's children. Excludes 4,500 shares held by members of Mr. Scott's family, as to which Mr. Scott disclaims beneficial ownership. Excludes 477,758 shares transferred to Mr. Scott's ex-wife pursuant to a final divorce decree dated March 1, 1996, as to which Mr. Scott disclaims beneficial ownership. Mr. Scott resigned his position as an executive officer in April 1995 and has been on leave from the Company since January 1995.

(5) Includes 2,000 shares held for the benefit for Mr. Grabe's children.

(6) Mr. Inman has served as Chairman of the Board, President and Chief Executive Officer since September 1996, President and Chief Executive Officer (Principal Executive Officer) since December 1995, and he served as President and Chief Operating Officer from April 1995 to December 1995.

(7) Includes 676,392 shares subject to options held by directors and officers that are exercisable within 60 days of March 31, 1997.

    NOTWITHSTANDING ANYTHING TO THE CONTRARY SET FORTH IN ANY OF THE COMPANY'S PREVIOUS FILINGS UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED, THAT MIGHT INCORPORATE FUTURE FILINGS, INCLUDING THIS PROXY STATEMENT, IN WHOLE OR IN PART, THE FOLLOWING REPORT AND THE PERFORMANCE GRAPH ON PAGE 30 SHALL NOT BE INCORPORATED BY REFERENCE INTO ANY SUCH FILINGS.

                      REPORT OF THE COMPENSATION COMMITTEE

GENERAL

    The Company's executive compensation policies are determined by the Compensation Committee of the Board of Directors. The Compensation Committee (the "Committee") is composed of two nonemployee directors. The Chairman of the Board of Directors served on the Committee during the formative years of the Company, but resigned his membership on the Committee during 1994.

    The objective of the Company's executive compensation program is to align executive compensation with the Company's business objectives and performance, and to enable the Company to attract, retain and reward executives who contribute to the long-term business success of the Company. The Company's executive compensation program is based on the same four basic principles that guide compensation decisions for all employees of the Company:

    - The Company compensates for demonstrated and sustained performance.

    - The Company compensates competitively.

    - The Company strives for equity and fairness in the administration of compensation.

    - The Company believes that each employee should understand how his or her compensation is determined.

    The Company believes in compensating its executives for demonstrated and sustained levels of performance in their individual jobs. The achievement of higher levels of performance and contribution are rewarded by higher levels of compensation. In order to ensure that it compensates its executives competitively, the Company regularly compares its compensation practices to those of other companies of comparable size within similar industries. Through the use of independent compensation surveys and analysis, employee compensation training, and periodic pay reviews, the Company strives to ensure that compensation is administered equitably and fairly and that a balance is maintained between how executives are paid relative to other employees and relative to executives with similar responsibilities in comparable companies.

    The Committee meets at least twice annually: once late in the year to establish the compensation program for the next fiscal year and once, mid-year, to evaluate how effectively the program is meeting its objectives. Additionally, the Committee may hold special meetings to approve the compensation program of a newly hired executive or an executive whose scope of responsibility has significantly changed. Each year, the Committee meets with the CEO and the Director, Human Resources regarding executive compensation projections for the next three years and proposals for executive compensation for the next operating year. Compensation plans are based on compensation surveys and assessments as to the demonstrated and sustained performance of the individual executives. The Committee then independently reviews the performance of the CEO and the Company, and develops the annual compensation plan for the CEO based on competitive compensation data and the Committee's evaluation of the CEO's demonstrated and sustained performance and its expectation as to his future contributions in leading the Company. The Committee presents for adoption its findings on the compensation of each individual executive at a subsequent meeting of the full Board of Directors.

COMPENSATION OF EXECUTIVE OFFICERS

    During 1996, the Company's executive compensation program was comprised of the following key components:

    BASE SALARY. The Company sets the base salaries of its executives at the levels of comparably sized companies engaged in similar industries.

    CASH-BASED INCENTIVES. The Company's executives participate in a cash incentive program. The program includes all of the Company's executives and is contingent on the achievement of specific Company-wide goals in the areas of customer satisfaction, operating profit, revenue performance, asset management and the achievement of specific individual performance goals that are measured objectively, as well as individual performance goals that are measured subjectively. Participants in this program include the CEO and vice presidents. The Company's cash incentives are structured so that the total of base salary and cash incentives when taken together, will compensate executives at market levels when company-wide and individual goals are achieved. The cash incentive elements are sensitive to performance achievement versus plan, and payment of these cash bonuses ranges from no bonus payment when performance is below established targets, to bonus amounts somewhat above market levels when performance targets are exceeded.

    EQUITY-BASED INCENTIVES. Stock options are an important component of the total compensation of executives, and are designed to align the interests of each executive with those of the shareholders. Each year the Committee considers the grant to executives of stock option awards under the Company's 1995 Stock Option Plan. The Committee believes that stock options provide added incentive for the executives to influence the strategic direction of the Company, and to create and increase value for customers, shareholders and employees. The option grants typically utilize four-year vesting periods to encourage executives to continue contributing to the Company. The number of stock option shares that are granted to individual executives is, in part, based on independent survey data reflecting competitive stock option practices.

    The CEO's base salary for 1996 was established by the Committee at levels somewhat comparably to the base salaries of comparably sized companies engaged in similar industries.

REPORT ON REPRICED OPTIONS

    In January 1996, July 1995 and June 1994, the Committee determined that it was in the best interests of the Company to offer to reprice the then-existing stock option grants of the Company with exercise prices in excess of the then-current fair market value of the Company's common stock. Excluded from the repricing actions were the CEO and two senior vice presidents.

    The objectives of the Company's Stock Option Plans (the "Stock Option Plans") are to promote the interests of the Company by providing employees and certain consultants or independent contractors an incentive to acquire a proprietary interest in the Company and to continue to render services to the Company. It was the view of the Committee that stock options with exercise prices substantially above the current market price of the Company's common stock were viewed negatively by most employees of the Company, and provided little, if any, equity incentive to the optionees. The Committee thus concluded that such option grants seriously undermined the specific objectives of the Stock Option Plans and should properly be repriced. In making this decision, the Committee also considered the fairness of such a determination in relation to other shareholders. In the opinion of the Committee, the shareholders' long-term best interests were clearly served by the retention and motivation of optionees.

    In this context, the Committee decided that effective June 14, 1994, July 27, 1995 and January 5, 1996 (the "Grant Date") all Company employees (except executive officers) holding stock options with exercise prices in excess of the fair market value of the Company's common stock could receive a one-for-one repricing of their then-existing unexercised stock options with a new exercise price set at $10.75 per share, the fair market value of the Company's common stock on the first Grant Date (June 14, 1994). The second repricing allowed employees to receive a one-for-one repricing of their then-existing unexercised stock options with a new exercise price set at $9.00 per share, the fair market value of the Company's common stock on the second Grant Date (July 27, 1995). The third repricing allowed employees to receive a one-for-one repricing of their then-existing unexercised stock options with a new exercise price set at $5.9375 per share, the fair market value of the Company's common stock on the third Grant Date (January 5, 1996).

    None of the Company's non-employee members of the Board of Directors received any repriced stock options. It is the opinion of the Committee that this program succeeded in its objectives of building employee morale and providing new incentives for the Company's employees and management.

                                          COMPENSATION COMMITTEE

                                          William Grabe

                                          Max Hopper

          COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    Directors Grabe and Sun comprised the Compensation Committee of the Board of Directors during 1996. None of these persons has ever been an officer or employee of the Company or any of its subsidiaries, nor were there any compensation committee interlocks or other relationships during 1996 requiring disclosure under item 402(j) of Regulation S-K of the Securities and Exchange Commission.

                       COMPENSATION OF EXECUTIVE OFFICERS

    The following table shows the compensation received by (a) the individual who served as the Company's Chief Executive Officer ("CEO') during 1996; (b) the four most highly compensated executive officers other than the CEO who were serving as executive officers of the Company at December 31, 1996, and (c) the compensation received by each such individual for the Company's two preceding fiscal years.

                           SUMMARY COMPENSATION TABLE

                                                                                      LONG-TERM
                                                                                    COMPENSATION
                                                                                       AWARDS        OTHER ANNUAL
                                                             SALARY      BONUS       SECURITIES       UNDERLYING
NAME AND PRINCIPAL POSITION                        YEAR     ($)(1)(3)   ($)(2)         OPTIONS          OPTIONS
-----------------------------------------------  ---------  ---------  ---------  -----------------  -------------
Samuel M. Inman III............................       1996    400,000    190,000         --               --
  President and Chief Executive                       1995    182,693    112,500         --              479,999
  Officer (Principle Executive Officer)               1994     --         --             --               --

Richard A. Gelhaus.............................       1996    172,500     40,000         --              120,000
  Senior Vice President, Finance                      1995     --         --             --               --
  and Operations and Chief                            1994     --         --             --               --
  Financial Officer (Principal Financial and
  Accounting Officer)

Earl M. Stahl..................................       1996    160,000     60,000         --               --
  Senior Vice President,                              1995    154,167      9,000         --               85,000
  Engineering and Chief Technical Officer             1994    134,750     23,500         --               40,000

Helmut G. Wilke................................       1996    272,110     --             --               --
Vice President European Division...............       1995    200,536     --             --               60,000
                                                      1994    227,719      2,372         --               40,000

Michael K. Keddington..........................       1996    200,600     17,375         --               10,000
  Vice President North America Sales                  1995     68,750     16,250         --               90,000
                                                      1994     --         --             --               --


                                                     ALL OTHER
                                                   COMPENSATION
NAME AND PRINCIPAL POSITION                           ($)(4)
-----------------------------------------------  -----------------
Samuel M. Inman III............................            468
  President and Chief Executive                         --
  Officer (Principle Executive Officer)                 --
Richard A. Gelhaus.............................            343
  Senior Vice President, Finance                        --
  and Operations and Chief                              --
  Financial Officer (Principal Financial and
  Accounting Officer)
Earl M. Stahl..................................            281
  Senior Vice President,                                   205
  Engineering and Chief Technical Officer                  184
Helmut G. Wilke................................         --
Vice President European Division...............         --
                                                        --
Michael K. Keddington..........................            412
  Vice President North America Sales                    --
                                                        --

------------------------

(1) Includes amounts deferred under the Company's 401(k) plan.

(2) Includes bonus earned in the indicated year. Excludes bonuses earned in the indicated year but paid in the subsequent year except for Sam Inman in 1996. Sam Inman's 1996 bonus includes $150,000 bonus approved on March 3, 1997, by the Compensation Committee of the Board of Directors and paid March 6, 1997 plus a $40,000 moving allowance paid in 1996.

(3) Includes commissions paid in the indicated year. Helmut Wilke received $93,387, $70,556 and $104,238 in 1996, 1995 and 1994, respectively. Michael
    Keddington received $39,600 in 1996.

(4) Comprised of premiums paid by the Company under the Company's group term life insurance policy.

                          STOCK OPTION GRANTS IN 1996

    The following table sets forth information for the Named Executive Officers with respect to options to purchase common stock of the Company held as of December 31, 1996. No executive officer exercised any stock options during the fiscal year ended December 31, 1996.

                             OPTION GRANTS IN 1996

                                                                               INDIVIDUAL GRANTS
                                                -------------------------------------------------------------------------------
                                                                                                          POTENTIAL REALIZABLE
                                                                                                                VALUE AT
                                                                                                          ASSUMED ANNUAL RATES
                                                              % OF TOTAL                                           OF
                                                 NUMBER OF      OPTIONS                                        STOCK PRICE
                                                SECURITIES    GRANTED TO                                      APPRECIATION
                                                UNDERLYING     EMPLOYEES                                   FOR OPTION TERM (2)
                                                  OPTIONS      IN FISCAL                     EXPIRATION   ---------------------
NAME                                            GRANTED (#)     YEAR(1)     EXERCISE PRICE      DATE       5% ($)     10% ($)
----------------------------------------------  -----------  -------------  ---------------  -----------  ---------  ----------
Samuel M. Inman III...........................      --            --              --             --          --          --
Richard A. Gelhaus............................     120,000          13.8           6.625        1/23/06     499,971   1,267,025
Earl M. Stahl.................................      --            --              --             --          --          --
Helmut G. Wilke...............................      --            --              --             --          --          --
Michael K. Keddington.........................      10,000           1.1           4.375        7/23/96      27,514      69,726

------------------------

(1) Options to purchase a total of 2,886,000 shares of common stock were granted under the Company's 1995 Stock Option Plan during the fiscal year ended December 31, 1996, including 2,337,000 options issued in connection with a repricing upon which an equivalent number of previously issued options were canceled. These options vest over a period of four years, provided however, that the stock options of the officers listed vest automatically in the event of any sale of all or substantially all of the Company's assets or any merger, consolidation or stock sale which results in the holders of the Company's common stock immediately prior to such transaction owning less than 50% of the voting power of the Company's common stock immediately after such transaction.

(2) Potential realizable values are reported net of the option exercise price but before taxes associated with exercise. These amounts represent certain assumed rates of appreciation only. Actual realized gains, if any, on stock option exercises are dependent on future performance of the Company's common stock, as well as the optionee's continued employment through the vesting period.

         AGGREGATED OPTION EXERCISES IN 1996 AND YEAR-END OPTION VALUES

    The following table sets forth information for the Named Executive Officers with respect to options to purchase common stock of the Company held as of December 31, 1996. No executive officer exercised any stock options during the fiscal year ended December 31, 1996.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR END OPTION VALUE

                                                                        NUMBER OF SECURITIES
                                                                       UNDERLYING UNEXERCISED   VALUE OF UNEXERCISED IN-
                                                                        OPTIONS AT 12/31/96       THE-MONEY OPTIONS AT
                                SHARES ACQUIRED          VALUE                 (#)(2)               12/31/96 ($)(3)
NAME                            ON EXERCISE (#)     REALIZED ($)(1)   (EXERCISABLE/UNEXERCISABLE (EXERCISABLE/UNEXERCISABLE
----------------------------  -------------------  -----------------  ------------------------  ------------------------
Samuel M. Inman III.........          --                  --                159,999/320,000                   -/-
Richard A. Gelhaus..........          --                  --                      -/120,000                   -/-
Earl M. Stahl...............          --                  --                  88,750/71,250              18,750/-
Helmut G. Wilke.............          --                  --                  81,667/58,333              30,000/-
Michael K. Keddington.......          --                  --                  30,833/69,167                   -/-

------------------------

(1) Value realized is calculated based on the closing price of the Company's common stock as reported in the NASDAQ National Market on the date of exercise minus the exercise price of the option, and does not necessarily indicate that the optionee sold such stock.

(2) No stock appreciation rights (SARs) were outstanding during 1996.

(3) The fair market value of the Company's common stock at the close of business on December 31, 1996 was $2.75 per share.

                              REPRICING OF OPTIONS

    The following table provides information regarding the repricing of certain options held by the Company's executive officers during the year ended December 31, 1996:

TEN YEAR OPTION REPRICINGS

                                                         NUMBER OF    MARKET PRICE
                                                         SECURITIES   OF STOCK AT     EXERCISE                   EXPIRATION
                                                         UNDERLYING     TIME OF         PRICE                      DATE OF
                                             DATE OF      OPTIONS      REPRICING     AT TIME OF    NEW EXERCISE   ORIGINAL
NAME                                        REPRICING   REPRICED (#)      ($)       REPRICING ($)   PRICE ($)      OPTION
-----------------------------------------  -----------  ------------  ------------  -------------  ------------  -----------
Samuel M. Inman III......................      1/5/96       239,999        5.9375        6.6250         5.9375     12/14/05
  President and Chief Executive                1/5/96       240,000        5.9375       10.7500         5.9375       4/3/05
  Officer
  (Principal Executive Officer)

Earl M. Stahl............................      1/5/96        45,000        5.9375        6.6250         5.9375     12/14/05
  Senior Vice President,                       1/5/96        40,000        5.9375       10.7500         5.9375      3/14/05
  Engineering                                  1/5/96        25,000        5.9375       10.7500         5.9375      6/14/04
  and Chief Technical Officer

Richard J. Heaps.........................      1/5/96        65,000        5.9375        6.6250         5.9375     12/14/05
  Senior Vice President, Business              1/5/96        20,000        5.9375        9.7500         5.9375      7/14/05
  Development and General                      1/5/96        25,000        5.9375        9.0000         5.9375      6/14/04
  Counsel                                     7/27/95        40,000        9.0000       10.7500         9.0000      6/14/04

Helmut G. Wilke..........................      1/5/96        20,000        5.9375        6.6250         5.9375     12/14/05
  Vice President, European Division            1/5/96        40,000        5.9375        9.7500         5.9375      7/14/05
                                               1/5/96        25,000        5.9375        9.0000         5.9375      6/14/04
                                               1/5/96         5,000        5.9375        9.0000         5.9375     12/17/03
                                               1/5/96         2,292        5.9375        8.8000         5.9375      12/1/02
                                              7/27/95        40,000        9.0000       10.7500         9.0000      6/14/04
                                              7/27/95        10,000        9.0000       10.7500         9.0000     12/17/03
                                              6/14/94        10,000       10.7500       16.8750        10.7500     12/17/03

Michael K. Keddington....................      1/5/96        10,000        5.9375        6.6250         5.9375     12/14/05
  Vice President, North America                1/5/96        80,000        5.9375        9.0000         5.9375      7/14/05
  Sales                                       7/27/95        80,000        9.0000        9.7500         9.0000      7/14/05

Robert Bramley...........................      1/5/96        40,000        5.9375        6.6250         5.9375     12/14/05
  Vice President Technical Services            1/5/96         5,000        5.9375       10.7500         5.9375      3/14/05
                                               1/5/96         5,000        5.9375        9.0000         5.9375     12/17/03
                                              7/27/95        10,000        9.0000       10.7500         9.0000     12/17/03
                                              6/14/96        10,000       10.7500       16.8750        10.7500     12/17/03

John G. McAughtry........................      1/5/96        50,000        5.9375        6.6250         5.9375     12/14/05
  Vice President, Asia Pacific and             1/5/96         5,000        5.9375        9.0000         5.9375     12/17/03
  Latin America                                1/5/96        11,875        5.9375        9.0000         5.9375      7/21/03
                                              7/27/95        10,000        9.0000       10.7500         9.0000     12/17/03
                                              7/27/95        30,000        9.0000       10.7500         9.0000      7/21/03
                                              6/14/94        10,000       10.7500       16.8750        10.7500     12/17/03
                                              6/14/94        30,000       10.7500       20.0000        10.7500      7/21/03

                               PERFORMANCE GRAPH

    The following graph and table summarizes cumulative total shareholder return data (assuming reinvestment of dividends) for the period since the Company's common stock was first registered under Section 12 of the Securities Exchange Act of 1934 (February 4, 1993). The graph assumes that $100 was invested (i) on February 4, 1993 in the Company's common stock at a price of $18.00 per share, the price at which such stock was first offered to the public on that date, (ii) on January 31, 1993 in the Standard & Poor's 500 Stock Index and (iii) on January 31, 1993 in the Standard & Poor's High Technology Composite Index. The stock price performance on the following graph and table is not necessarily indicative of future stock price performance.

    COMPARISON OF 46 MONTH CUMULATIVE TOTAL RETURN* AMONG CENTURA SOFTWARE CORPORATION, THE S & P 500 INDEX AND S & P HIGH TECH COMPOSITE INDEX

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

                                        STANDARD &
                           Standard &   Poor's High
                Centura    Poor's 500    Technology
               Software         Stock     Composite
            Corporation         Index         Index
2/5/1997            100           100           100
1/1/1998            109           109           117
1/1/1999             63           111           137
1/1/2000             28           152           197
1/1/2001             15           187           279

------------------------

* $100 INVESTED ON 2/4/93 IN STOCK OR ON 1/31/93 IN INDICES INCLUDING REINVESTMENT OF DIVIDENDS. FISCAL YEAR ENDING DECEMBER 31.

                                                                    2/4/93      12/31/93     12/31/94     12/31/95     12/31/96
                                                                  -----------  -----------  -----------  -----------  -----------
Centura Software Corporation....................................         100          109           63           28           15
Standard & Poor's 500 Stock Index...............................         100          109          111          152          187
Standard & Poor's High Technology Composite Index...............         100          117          137          197          279

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

    In August 1992, the Company and Novell, which owns 7.70% at December 31, 1996, of the Company's common stock, entered into a reseller agreement under which the Company agreed to pay Novell certain quarterly sales commissions and trademark license fees. In 1993, this agreement was extended until September 1996. The commissions and fees prepaid under this agreement at December 31, 1994 and 1993 were $666,000 and $625,000, respectively. Amounts accrued at December 31, 1993 were $750,000 and there were no outstanding balances at December 31, 1995 and 1994. In the fourth quarter of 1995, the Company as a result of its restructuring plan, wrote off the remaining prepaid balance of $338,000 which is included in restructuring charges described in Note 4 of Notes to Consolidated Financial Statements included in its Annual Report on Form 10-K. The amounts expensed during the years ended December 31, 1996, 1995 and 1994 were approximately $0, $666,000 and $209,000, respectively.

    The Company has the option to acquire 100% of the outstanding stock of one of its foreign distributors, using a purchase price formula based on net profits and revenues. At December 31, 1996, 1995 and 1994 the Company had no outstanding receivables from this distributor. The Company recognized revenue of $1,783,000, $2,007,000, and $0 for the years ended December 31, 1996, 1995 and 1994, respectively, from this distributor.

    The Company has entered into indemnification agreements with each of its directors and executive officers, which may require the Company, among other things, to indemnify them against certain liabilities that may arise by reason of their status or service as directors or officers, to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified, and to obtain directors' and officers' liability insurance if available on reasonable terms.

    The Company entered into an employment agreement with Sam Inman dated April 10, 1995 with respect to Mr. Inman's employment as President and Chief Executive Officer of the Company. Pursuant to this agreement, Mr. Inman was to receive a base salary of not less than $250,000 per year and was entitled to earn a target bonus of $150,000 per year, based upon achievement of financial and other goals, provided, however, that Mr. Inman was guaranteed a minimum bonus of $150,000 during the initial year of this agreement. In addition, pursuant to the agreement, Mr. Inman was granted an option to acquire up to 240,000 shares of the Company's common stock at an exercise price of $10.25 per share, which shares vest at the rate of 12,000 shares per quarter commencing July 1, 1995, and of which 48,000 shares will be considered by the Board of Directors for certain accelerated vesting on the basis of Mr. Inman's job performance. Effective January 1, 1996, Mr. Inman's annual base salary was increased to $400,000 and his target bonus was increased to $200,000. Also in January 1996, as part of the Company's repricing of employee stock options, shares awarded Mr. Inman were priced at $5.94. On March 3, 1997, Mr. Inman was granted an option to acquire up to an additional 120,000 shares of the Company's common stock at an exercise price of $4.25 per share, which shares will vest ratably during the fourth year after the date of grant. All shares subject to the options will vest on acquisition or change of control of the Company. Pursuant to the employment agreement, upon termination of Mr. Inman's employment without cause, Mr. Inman is entitled to severance in the amount of his base salary and any additional benefits provided under the agreement for a period of one year.

    The Company and Earl Stahl entered into a loan agreement dated August 31, 1995 pursuant to which Mr. Stahl borrowed $300,000 in connection with his purchase of a new home. This loan will be forgiven at the rate of $40,000 of principal on each yearly anniversary of the loan, provided, for such date, Mr. Stahl is employed by the Company on such date. As of March 31, 1997, principal and interest totaling $287,281 was outstanding under this loan and the largest aggregate amount outstanding under this loan in 1996 was $318,120. The loan is due in August, 1999, or earlier, within six months after termination of Mr. Stahl's employment with the Company for cause.

      COMPLIANCE WITH SECTION 16(A) OF THE SECURITIES EXCHANGE ACT OF 1934

    Section 16(a) of the Securities Exchange Act of 1934 (the "Exchange Act") requires the Company's directors and executive officers, and persons who own more than ten percent of a registered class of the Company's equity securities to file with the Securities and Exchange Commission (the "SEC") initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Officers, directors and holders of more than ten percent of the Company's Common Stock are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file.

    To the Company's knowledge, based solely upon review of the copies of such reports furnished to the Company and written representations that no other reports were required, during the fiscal year ended December 31, 1996 all
Section 16(a) filing requirements applicable to the Company's officers, directors and holders of more than ten percent of the Company's Common Stock were complied with.

                                 OTHER MATTERS

    The Board of Directors knows of no other matters to be submitted to the meeting. If any other matters properly come before the meeting, then the persons named in the enclosed form of proxy will vote the shares they represent in such manner as the Board may recommend.

                                          BY ORDER OF THE BOARD OF DIRECTORS

                                                  [SIGNATURE]

                                          CRAIG W. JOHNSON
                                          SECRETARY

Dated: April 30, 1997

     THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
                OF CENTURA SOFTWARE CORPORATION FOR THE
        ANNUAL MEETING OF SHAREHOLDERS TO BE HELD JUNE 24, 1997

     The undersigned shareholder of Centura Software Corporation, a California corporation, hereby acknowledges receipt of the Notice of Annual Meeting of Shareholders and Proxy Statement, each dated April 30, 1997, and hereby appoints Sam Inman and Richard Heaps or either of them, proxies and attorneys-in-fact, with full power to each of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the Annual Meeting of Shareholders of Centura Software Corporation to be held on Tuesday, June 24, 1997 at 1:30 p.m., local time, at Hotel Sofitel in Redwood Shores, located at 223 Twin Dolphin Drive, Redwood Shores, California 94065 and at any adjournment or postponement thereof, and to vote all shares of Common Stock which the undersigned would be entitled to vote if then and there personally present, on the matters set forth.




              PLEASE SIGN ON REVERSE SIDE AND RETURN IMMEDIATELY
-----------------------------------------------------------------------------
                           FOLD AND DETACH HERE

Please mark your votes as indicated in this example                       / x /



                                  FOR all nominees        WITHHOLD AUTHORITY
                                    listed below        to vote for all nominees
1. Election of Directors.      (except as indicated).       listed below.

                                     /   /                      /   /

If you wish to withhold authority to vote for any individual nominee, strike a line through that nominee's name in the list below:
   Samuel M. Inman,
   D. Bruce Scott,
   William O. Grabe,
   Max D. Hopper

                                          FOR       AGAINST      ABSTAIN

2. PROPOSAL TO APPROVE THE AMENDMENT      /  /       /  /         /  /
TO THE COMPANYS 1995 STOCK OPTION
PLAN TO INCREASE THE NUMBER OF SHARES
OF COMMON STOCK FOR ISSUANCE
THEREUNDER BY 750,000 SHARES TO AN
AGGREGATE OF 2,750,000 SHARES:

3. PROPOSAL TO APPROVE THE AMENDMENT      /  /       /  /         /  /
TO THE COMPANY'S 1992 EMPLOYEE STOCK
PURCHASE PLAN TO INCREASE THE NUMBER
OF SHARES OF COMMON STOCK FOR
ISSUANCE THEREUNDER BY 150,000 SHARES
TO AN AGGREGATE OF 550,000 SHARES.

4. PROPOSAL TO RATIFY THE APPOINTMENT     /  /       /  /         /  /
OF PRICE WATERHOUSE LLP AS THE
INDEPENDENT PUBLIC ACCOUNTANTS OF THE
COMPANY FOR THE FISCAL YEAR ENDING
DECEMBER 31, 1997:

and, in their discretion, upon such other matter or matters that may properly come before the meeting and any postponement(s) or adjournment(s) thereof.

                     This Proxy will be voted as directed or, if no contrary direction is indicated, will be voted as follows: (1) for the election of directors; (2) for approval of the amendment to the Company's 1995 Stock Option Plan to increase the number of shares of Common Stock reserved for issuance thereunder by 750,000 shares to an aggregate of 2,750,000 shares; (3) for approval of the amendment to the Company's 1992 Employee Stock Purchase Plan to increase the number of shares of Common Stock reserved for issuance thereunder by 150,000 shares to an aggregate of 550,000 shares; (4) for ratification of the appointment of Price Waterhouse LLP as the Companys independent public accountants, and as said proxies deem advisable on such other matters as may come before the meeting.

Signature(s)                                            Date:
            ------------------------------------------       ----------

(This Proxy should be marked, dated, signed by the shareholder(s) exactly as his or her name appears hereon, and returned promptly in the enclosed envelope. Persons signing in a fiduciary capacity should so indicate. If shares are held by joint tenants or as community property, both should sign.)
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